OMB APPROVAL
                                                            OMB Number 3235-0287
                                                     Expires: September 30, 1998


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.       Name and Address of Reporting Person*

         Lehigh Tax Credit Partners L.L.C.

         (Last)   (First)                   (Middle)

         c/o Related Capital Company
         625 Madison Avenue
                                            (Street)

         New York New York                    10022
         (City)   (State)                     (Zip)



2.       Issuer Name and Ticker or Trading Symbol

         Freedom Tax Credit Plus L.P.


3.       IRS or Social Security Number of Reporting Person
         (Voluntary)

---------------
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

4.       Statement for
         (Month/Year)
         10/97

5.       If Amendment, Date of Original
         (Month/Year)


6.       Relationship of Reporting Person(s) to Issuer
                           (Check all applicable)

            X    Director                               X     10% Owner
         -------                                     -------

            X    Officer (give title below) ______ Other (specify below)
          ------

          Mr. Fried is President and a Director, Mr. Hirmes is a Senior Vice President and Mr. Boesky is a Senior Vice President of Related Freedom Associates Inc., the sole general partner of a general partner of the Issuer.



7.       Individual or Joint/Group filing (Check Applicable Line)


                 Form filed by One Reporting Person
          -------
            X    Form filed by More than One Reporting Person
          -------

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security   2.                3.       Transaction     4.       Securities Acquired (A) or
(Instr.3)                 Transaction Date  Code (Instr.8)           Disposed of (D) (Instr.3, 4 and 5)
                             (Month/Date/Year)



                                                                        ----------------------------------------
                                               ----------- ------------
                                                  Code          V            Amount       (A) or (D)     Price
---------------------------- ----------------- ----------- ------------ ----------------- ---------- -----------
Beneficial Assignment             3/1/97           P                          118             A        $546.25
Certificates
---------------------------- ----------------- ----------- ------------ ----------------- ---------- -----------
Beneficial Assignment             3/1/97           P                           22             A        $546.25
Certificates
---------------------------- ----------------- ----------- ------------ ----------------- ---------- -----------
Beneficial Assignment             3/1/97           P                           29             A        $546.25
Certificates
---------------------------- ----------------- ----------- ------------ ----------------- ---------- -----------
Beneficial Assignment             5/1/97           P                           20             A        $588.00
Certificates
---------------------------- ----------------- ----------- ------------ ----------------- ---------- -----------
Beneficial Assignment            10/24/97         J**                   8,266.667             A        $530.00
Certificates
---------------------------- ----------------- ----------- ------------ ----------------- ---------- -----------




                                    5.       Amount of     6.       Ownership      7.       Nature of
                                            Securities             Form:                   Indirect Beneficial
                                           Beneficially Owned     Direct (D) or           Ownership
                                            at End of Month        Indirect (I)
                                                                    (Instr. 4)
                                            (Instr. 3 and 4)                                (Instr. 4)
                                                                        ------------------------------------------
                                          ----------- ------------

Beneficial Assignment                                                           D
Certificates
----------------------------              ----- ---------------------- ----------------------- -----------------------
Beneficial Assignment                                                           D
Certificates
----------------------------              ----- ---------------------- ----------------------- -----------------------
Beneficial Assignment                                                           D
Certificates
----------------------------              ----- ---------------------- ----------------------- -----------------------
Beneficial Assignment                                                           D
Certificates
----------------------------              ----- ---------------------- ----------------------- -----------------------
Beneficial Assignment                               8,455.667                  D
Certificates
----------------------------              ----- ---------------------- ----------------------- -----------------------




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Page 3 of 9                                                                                SEC 1474 (7-96)



                           TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1.       Title of          2                    3.                 4.       Transaction Code    5.       Number of Derivative
Derivative Security        Conversion or        Transaction Date                                Securities Acquired (A) or
(Instr.3)                  Exercise Price of                       (Instr. 8)                   Disposed of (D)
                           Derivative Security  (Month/Day/Year)
                                                                                                (Instr. 3, 4, and 5)
                                                                   ------------- -------------- ---------------- ---------------

                                                                       Code            V              (A)             (D)
-------------------------- -------------------- ------------------ ------------- -------------- ---------------- ---------------

-------------------------- -------------------- ------------------ ------------- -------------- ---------------- ---------------

-------------------------- -------------------- ------------------ ------------- -------------- ---------------- ---------------





                            6.       Date Exercisable and
                            Expiration Date (Month/Day/Year)



                            ------------------- ------------------

                             Date Exercisable    Expiration Date
--------------------------  ------------------- ------------------

--------------------------  ------------------- ------------------

--------------------------  ------------------- ------------------






1.       Title of          7.       Title and Amount of          8.       Price of       9. Number of       10.Ownership Form of
Derivative Security        Underlying Securities                 Derivative Security     Derivative         Derivative Security:
(Instr.3)                                                                                Securities         Direct (D) or Indirect
                           (Instr.3 and 4)                       (Instr. 5)              Beneficially Owned (I) (Instr. 4)
                                                                                         at End of Month

                                   (Instr. 4)
                           -------------------- ----------------
                                  Title         Amount or
                                                Number of
                                                Shares
-------------------------- -------------------- ---------------- ----------------------- ------------------ ------------------------

-------------------------- -------------------- ---------------- ----------------------- ------------------ ------------------------






                            11. Nature of Indirect
                            Beneficial Ownership
                            (Instr. 4)








--------------------------  ------------------------

--------------------------  ------------------------



Explanation of Responses:

** On October 24, 1997, Lehigh Tax Credit Partners L.L.C. ("Lehigh") acquired 8,266.667 Beneficial Assignment Certificates pursuant to a tender offer on Schedule 14D-1, commenced on August 27, 1997.


                  /s/ Alan P. Hirmes                 November 10, 1997
                  ------------------                 ------------------
                  Alan P. Hirmes, Vice President of         Date
                  Lehigh Tax Credit Partners, Inc.,
                  on behalf of Lehigh Tax Credit
                  Partners L.L.C.



Page 4 of 9                                   SEC 1474 (7-96)

          ***  Signature of Reporting Person

*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



Page 5 of 9                                   SEC 1474 (7-96)

Attachment

Designated Filer:  Lehigh Tax Credit Partners L.L.C.
Issuer Name:  Freedom Tax Credit Plus L.P.
Statement for:  10/97
Names and Address of Other Reporting Persons:

Fried    J.                   Michael
Hirmes   Alan                   P.
Boesky   Stuart                 J.
(Last)   (First)             (Middle)

c/o Related Capital Company
625 Madison Avenue
                          (Street)

New York          New York         10022
(City)            (State)          (Zip)




                          TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security   2.                3.       Transaction     4.       Securities Acquired (A) or
(Instr.3)                    Transaction Date  Code (Instr.8)           Disposed of (D) (Instr.3, 4 and 5)
                             (Month/Date/Year)



                                                                        --------------------------------------------
                                               ----------- ------------
                                                  Code          V             Amount        (A)          Price
                                                                                            or (D)
---------------------------- ----------------- ----------- ------------ ------------------- ------- ----------------
Beneficial Assignment             3/1/97           P                           118            A         $546.25
Certificates
---------------------------- ----------------- ----------- ------------ ------------------- ------- ----------------
Beneficial Assignment             3/1/97           P                            22            A         $546.25
Certificates
---------------------------- ----------------- ----------- ------------ ------------------- ------- ----------------
Beneficial Assignment             3/1/97           P                            29            A         $546.25
Certificates
---------------------------- ----------------- ----------- ------------ ------------------- ------- ----------------
Beneficial Assignment             5/1/97           P                            20            A         $588.00
Certificates
---------------------------- ----------------- ----------- ------------ ------------------- ------- ----------------
Beneficial Assignment            10/24/97         J**                   8,266.667             A         $530.00
Certificates




                                  5.       Amount of   6.       Ownership      7.       Nature of
                                  Securities           Form:                   Indirect Beneficial
                                  Beneficially Owned   Direct (D) or           Ownership
                                  at End of Month      Indirect (I)
                                                                               (Instr. 4)
                                  (Instr. 3 and 4)     (Instr. 4)
                             ----



----------------------------  -------------------- ----------------------- -----------------------
Beneficial Assignment                                      I****            By Lehigh Tax Credit
Certificates                                                                  Partners L.L.C.
----------------------------  -------------------- ----------------------- -----------------------
Beneficial Assignment                                      I****            By Lehigh Tax Credit
Certificates                                                                  Partners L.L.C.
----------------------------  -------------------- ----------------------- -----------------------
Beneficial Assignment                                      I****            By Lehigh Tax Credit
Certificates                                                                  Partners L.L.C.
----------------------------  -------------------- ----------------------- -----------------------
Beneficial Assignment                                      I****            By Lehigh Tax Credit
Certificates                                                                  Partners L.L.C.
----------------------------  -------------------- ----------------------- -----------------------
Beneficial Assignment              8,455.667               I****            By Lehigh Tax Credit
Certificates                                                                  Partners L.L.C.





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Page 7 of 9             SEC 1474 (7-96)


                           TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1.       Title of          2                    3.                 4.       Transaction Code    5.       Number of Derivative
Derivative Security        Conversion or        Transaction Date                                Securities Acquired (A) or
(Instr.3)                  Exercise Price of                       (Instr. 8)                   Disposed of (D)
                           Derivative Security  (Month/Day/Year)
                                                                                                (Instr. 3, 4, and 5)
                                                                   ------------- -------------- ---------------- ---------------

                                                                       Code            V              (A)             (D)
-------------------------- -------------------- ------------------ ------------- -------------- ---------------- ---------------

-------------------------- -------------------- ------------------ ------------- -------------- ---------------- ---------------

-------------------------- -------------------- ------------------ ------------- -------------- ---------------- ---------------





                            6.       Date Exercisable and
                            Expiration Date (Month/Day/Year)



                            ------------------- ------------------

                             Date Exercisable    Expiration Date
--------------------------  ------------------- ------------------

--------------------------  ------------------- ------------------

--------------------------  ------------------- ------------------






1.       Title of          7.       Title and Amount of          8.       Price of       9. Number of       10.Ownership Form of
Derivative Security        Underlying Securities                 Derivative Security     Derivative         Derivative Security:
(Instr.3)                                                                                Securities         Direct (D) or Indirect
                           (Instr.3 and 4)                       (Instr. 5)              Beneficially Owned (I) (Instr. 4)
                                                                                         at End of Month
                                                                                          (Instr. 4)

                           -------------------- ----------------
                                  Title         Amount or
                                                Number of
                                                Shares
-------------------------- -------------------- ---------------- ----------------------- ------------------ ------------------------

-------------------------- -------------------- ---------------- ----------------------- ------------------ ------------------------






                            11. Nature of Indirect
                            Beneficial Ownership
                            (Instr. 4)








--------------------------  ------------------------

--------------------------  ------------------------





Explanation of Responses:

****Mr. Fried is President and a Director, Mr. Hirmes is a Vice President,
     Secretary and a Director and Mr. Boesky is a Vice President and a Director of Lehigh Tax Credit Partners, Inc., the sole managing member of Lehigh.


Page 8 of 9                   SEC 1474 (7-96)

           /s/ Alan P. Hirmes                        November 10, 1997
           -----------------------------------       -----------------
           Alan P. Hirmes

           /s/ J. Michael Fried                      November 10, 1997
           -----------------------------------       -----------------
           J. Michael Fried

           /s/ Stuart J. Boesky                      November 10, 1997
           -----------------------------------       -----------------
           Stuart J. Boesky                                 Date
           ***Signature of Reporting Persons




Page 9 of 9                   SEC 1474 (7-96)